Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrative Committee
of the Campbell Soup Company Savings Plus Plan
for Salaried Employees
We consent to incorporation by reference in the Registration Statement No. 033-59797 on Form S-8 of Campbell Soup Company of our report dated June 25, 2008, relating to the statements of net assets available for benefits of the Campbell Soup Company Savings Plus Plan for Salaried Employees as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2007 annual report on Form 11-K of Campbell Soup Company Savings Plus Plan for Salaried Employees.

/s/ Parente Randolph, LLC
Philadelphia, Pennsylvania
June 25, 2008

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